UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: July 5, 2011	COMMISSION FILE NO. 000-54319
(Date of earliest event reported)

LIFELOC TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its charter)

COLORADO	84-1053680
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

12441 West 49th Ave., Unit 4, Wheat Ridge, CO 80033
(Address of Principal Executive Offices)

Registrant's Telephone No., including area code:   (303) 431-9500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 5, 2011, the Company’s Board of Directors elected Wayne Willkomm, Ph.D. as a director to fill the vacancy that occurred on June 18, 2011 as a result of the death of Alan C. Castrodale.  Dr. Willkomm has not been a participant in, nor is he anticipated to be a participant in, any related-person transaction or proposed related-person transaction required to be disclosed by Item 404(a) of Regulation S-K under the Exchange Act, nor is Dr. Willkomm a party to any material plan, contract or arrangement in connection with his appointment to the Board of Directors.  Dr. Willkomm is currently the principal consultant of Willkomm Consulting, LLC, and has been since March 2007.  Prior to that, he was president of the Tool and Molding Division of Intrex Corporation from 2006 to 2007.  Previous positions include president of Kryptane Systems, LLC from 2000 to 2006 and various positions at Dow Chemical Company from 1989 to 2000.  He has broad experience in leading manufacturing and product development organizations, and is an inventor on 13 U.S. patents.  He holds a B.S. degree in Chemical Engineering and Chemistry from Carnegie Mellon University and a Ph.D. in Chemical Engineering from the University of Minnesota.  In determining Dr. Willkomm’s qualifications to serve on our board of directors, the board considered, among other things, his extensive management, manufacturing, and product development experience.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFELOC TECHNOLOGIES, INC.

	By:	/s/ Vern D. Kornelsen
Vern D. Kornelsen
Chief Financial Officer and Secretary

Date: July 5, 2011